Exhibit 4.2

                BUILDING MATERIALS CORPORATION OF AMERICA


                       Preferred Stock Option Plan
                       ---------------------------



Options: Options (the "Options") to purchase shares of Series A Cumulative Redeemable Convertible Preferred Stock, $0.01 par value (the "Preferred Stock"), of Building Materials Corporation of America (the "Company").


Exercise Price:               The exercise price of each Option will be $100
                              per share or such other amount as may be determined by the Board of Directors of the Company.


Terms of Preferred
Stock: The voting powers and the preferences and relative, participating, optional and other special rights of the Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be as set forth in the Certificate of Designations of the Preferred Stock, as the same may be amended from time to time.


Vesting: In each case to the extent the holder is employed by the Company on such dates, each Option will vest as follows:







NYFS01...:\01\47201\0035\2011\PLN8038P.150

                              Annual Anniversary      Percent of Grant
                                Date of Grant              Vested
                                -------------              ------

                                    1                        20
                                    2                        40
                                    3                        60
                                    4                        80
                                    5                       100

                              If a holder's employment with the Company should terminate as a direct result of a divestiture (whether because such holder is employed by the business which is sold, such holder's position is eliminated as a result of the divestiture or otherwise), or such holder's employment with the Company should be terminated by the Company other than for cause after a change of control of the Company, the unvested portion of such holder's Options shall become vested on the date of termination.


Term of Option:               An Option will terminate on the earlier of (a) 30
                              days after the termination of the holder's employment with the Company for any reason other than death or disability, (b) one year after the termination of the holder's employment with the Company as a result of death or disability and
                              (c) nine years from the date of the grant.

                              In the event the Company or its parent engages in a public offering of common stock of the Company, Options shall be replaced by options granted under a Company stock option plan which is appropriate, in the judgment of the Board of Directors of the Company, for a public company. In such event, the holder shall also receive cash on each vesting date based upon the amount by which Book Value (as defined in the option agreements relating to the Options (the "Option Agreements")) of the shares of common stock exceeds the exercise price of the Options relating thereto, as more fully described in the Option Agreements.


Exercise:                     An Option shall not be exercisable after its
                              expiration. Prior thereto, an Option may be exercised in whole or in part at any time after it is vested.


Puts and Calls:               The shares of common stock received upon
                              conversion of the Preferred Stock acquired upon the exercise of an Option shall be subject to puts and calls as provided in the Option Agreement relating thereto.


Restrictions on Transfer:     Neither the Option nor the shares of common stock
                              received upon conversion of the Preferred Stock acquired upon exercise of an Option are transferable, except as provided in the Option
                              Agreement relating thereto.


The foregoing is merely a summary and is qualified by reference to the provisions of the Option Agreement.



                                  3